PROSPECTUS SUPPLEMENT DATED OCTOBER 11, 2001 (To Prospectus Dated December 5, 2000)	FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-47754

$325,000,000
Senior Exchangeable Notes due November 15, 2008 of EOP Operating Limited Partnership
Exchangeable Into Common Shares of Beneficial Interest of
Equity Office Properties Trust

      This prospectus supplement relates to resales by the holders of EOP Operating Limited Partnership’s Senior Exchangeable Notes due November 15, 2008 and the common shares of beneficial interest, $.01 par value per share, of Equity Office Properties Trust issuable upon exchange of the notes. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated December 5, 2000, which is to be delivered with this prospectus supplement.

      The Selling Holder table, appearing under the heading “Selling Holders” beginning on page 46 of the accompanying prospectus, is superseded by the information included in the table below.

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

AEW Targeted Securities Fund II, L.P.	5,000,000	5,000,000	147,058 (3)	147,058

AFTRA Health Fund	1,000,000	1,000,000	29,411	29,411

AIG SoundShore Holdings Ltd.	5,020,000	5,020,000	147,647	147,647

AIG SoundShore Opportunity Holding Fund Ltd.	4,325,000	4,325,000	127,205	127,205

AIG SoundShore Strategic Holding Fund Ltd.	3,530,000	3,530,000	103,823	103,823

American Fidelity Assurance Company	225,000	225,000	6,617	6,617

American Founders Life Insurance Company	300,000	300,000	8,823	8,823

Amerisure Companies/ Michigan Mutual Insurance Company	675,000	675,000	19,852	19,852

Amwest Surety Insurance Company	520,000	520,000	15,294	15,294

Arkansas Teachers Retirement	6,017,000	6,017,000	176,970	176,970

Associated Electric & Gas Insurance Services Limited	1,000,000	1,000,000	29,411	29,411

Bankers Life and Casualty Insurance Company — Convertible	2,500,000	2,500,000	73,529	73,529

Baptist Health of South Florida	382,000	382,000	11,235	11,235

Bay State Insurance Co. Ltd.	150,000	150,000	4,411	4,411

Blue Cross Blue Shield of Florida	750,000	750,000	22,058	22,058

Boston Museum of Fine Arts	159,000	159,000	46,716	46,716

CALAMOS® Global Convertible Fund- CALAMOS® Investment Trust	315,000	315,000	9,264	9,264

California State Auto Association Inter Insurance	900,000	900,000	26,470	26,470

California State Auto Association Retirement Pension	150,000	150,000	4,411	4,411

CapitalCare, Inc.	100,000	100,000	2,941	2,941

CareFirst of Maryland, Inc.	325,000	325,000	9,558	9,558

Catholic Relief Insurance Company of America	600,000	600,000	17,647	17,647

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

CFFX, LLC	2,000,000	2,000,000	58,823	58,823

Champion International Corporation Master Retirement Trust	650,000	650,000	19,117	19,117

Charitable Convertible Securities Fund	1,000,000	1,000,000	29,411	29,411

Charitable Income Fund	160,000	160,000	4,705	4,705

CIF-PRP Fixed Income	370,000	370,000	10,882	10,882

City of Albany Pension Plan	275,000	275,000	8,088	8,088

City of Birmingham Retirement & Relief System	1,150,000	1,150,000	33,823	33,823

Condor Insurance Company	175,000	175,000	5,147	5,147

Conseco Annuity Assurance Company Convertible	500,000	500,000	14,705	14,705

Conseco Fund Group Convertible Securities Fund	1,000,000	1,000,000	29,411	29,411

Credit Industriel D’Alsacce et de Lorraine	18,000,000	18,000,000	529,411	529,411

Delta Airlines Master Trust	2,700,000	2,700,000	79,411	79,411

D.E. Shaw Investments, L.P.	800,000	800,000	23,529	23,529

D.E. Shaw Valence, L.P.	1,200,000	1,200,000	35,294	35,294

Dorinco Reinsurance Company	900,000	900,000	26,470	26,470

EB Convertible Sec. Fd.	950,000	950,000	27,941	27,941

Educators Mutual Life Insurance Company	170,000	170,000	5,000	5,000

ELF Aquitaine	325,000	325,000	9,558	9,558

Employee Benefit Convertible Securities Fund	200,000	200,000	5,882	5,882

Engineers Joint Pension Fund	652,000	652,000	19,176	19,176

Enterprise Convertible Securities Fund	100,000	100,000	2,941	2,941

Equity & Convertible Fund	2,000,000	2,000,000	58,823	58,823

Fidelity Advisor Series IV: Fidelity Real Estate High Income Fund	1,250,000	1,250,000	36,764	36,764

Fidelity Financial Trust: Fidelity Convertible Securities Fund	8,000,000	8,000,000	235,294	235,294

Fist Convertible Securities Fund	3,750,000	3,750,000	110,294	110,294

First Mercury Insurance Company	680,000	680,000	20,000	20,000

Forest Convertible Fund	300,000	300,000	8,823	8,823

Forest Fulcrum Fund LP	200,000	200,000	5,882	5,882

Forest Global Convertible Fund	800,000	800,000	23,529	23,529

Forest Performance Fund LP	1,300,000	1,300,000	38,235	38,235

Franklin Cust. Funds — Income Series	44,500,000	44,500,000	1,308,823	1,308,823

FreeState Health Plan, Inc.	100,000	100,000	2,941	2,941

FSS Strategic Income Fund	2,250,000	2,250,000	66,176	66,176

FVAF Income Securities Fund	4,400,000	4,400,000	129,411	129,411

Genesee County Employees’ Retirement System	275,000	275,000	8,088	8,088

Goldman, Sachs & Co.(4)	4,852,000	4,852,000	142,705	142,705

Granville Capital Corporation	2,000,000	2,000,000	83,823	58,823

Group Hospitalization and Medical Services, Inc.	375,000	375,000	11,029	11,029

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

Health Fdn of Greater Cincinnati	200,000	200,000	5,882	5,882

HealthNow New York, Inc.	100,000	100,000	2,941	2,941

Highbridge International LLC	9,700,000	9,700,000	285,294	285,294

IL Annuity & Insurance Co.	12,000,000	12,000,000	352,941	352,941

Indiana Lumbermens Mutual Insurance Company	500,000	500,000	14,705	14,705

Jackson County Employees’ Retirement System	325,000	325,000	9,558	9,558

JC Penney Life Insurance Co.	2,400,000	2,400,000	70,588	70,588

J.P. Morgan Securities, Inc.(5)	5,000,000	5,000,000	147,058	147,058

Julius Baer Multibond Convert Bond	2,000,000	2,000,000	58,823	58,823

Kenwood Insurance Co. Ltd.	225,000	225,000	6,617	6,617

Kettering Medical Center Funded Depreciation Account	100,000	100,000	2,941	2,941

Key Tr. Convertible Sec. Fd.	250,000	250,000	7,352	7,352

Key Trust Fixed Income Fund	240,000	240,000	7,058	7,058

LDG Limited	1,000,000	1,000,000	29,411	29,411

Lehman Brothers Inc.(6)	6,669,000	6,669,000	196,147	196,147

Lord Abbett Bond Debenture Fund	2,000,000	2,000,000	58,823	58,283

Lutheran Brotherhood	3,500,000	3,500,000	197,441	102,941

Luxor Asset Management	1,000,000	1,000,000	29,411	29,411

Macomb County Employees’ Retirement System	300,000	300,000	8,823	8,823

Mainstay Convertible Fund	9,000,000	9,000,000	264,705	264,705

Mainstay VP Convertible Portfolio	3,000,000	3,000,000	88,235	88,235

Michigan Professional Insurance Exchange	120,000	120,000	3,529	3,529

Museum of Fine Arts, Boston	130,000	130,000	3,823	3,823

Nashville Electric Service	200,000	200,000	5,882	5,882

Nations Convertible Securities Fund	3,800,000	3,800,000	111,764	111,764

New York Life Insurance and Annuity Corporation	975,000	975,000	28,676	28,676

New York Life Insurance Company	9,025,000	9,025,000	265,441	265,441

New York Life Separate Account #7	500,000	500,000	14,705	14,705

Nicholas Applegate Convertible Fund	2,059,000	2,059,000	60,558	60,558

NORCAL Mutual Insurance Company	250,000	250,000	7,352	7,352

Omnova Solutions	100,000	100,000	2,941	2,941

OPEI Local 12 Defined Benefit	100,000	100,000	2,941	2,941

Oppenheimer Convertible Securities Fund	9,000,000	9,000,000	264,705	264,705

Oxford, Lord Abbett & Co.	2,500,000	2,500,000	73,529	73,529

Parker-Hannifin Corporation	238,000	238,000	7,000	7,000

Parker Society/ Convertible	325,000	325,000	9,558	9,558

Physicians Life	512,000	512,000	15,058	15,058

Physicians’ Reciprocal Insurers Account #7	2,000,000	2,000,000	58,823	58,823

Pioneer Fund – US High Yield Corporate Bond Sub Fund	2,000,000	2,000,000	58,823	58,823

Pioneer High Yield Fund	2,520,000	2,520,000	74,117	74,117

Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	1,170,000	1,170,000	34,411	34,411

Potlatch-First Trust Co. of St. Paul	900,000	900,000	26,470	26,470

Premera Blue Cross	1,700,000	1,700,000	50,000	50,000

Premera Health Plus	100,000	100,000	2,941	2,941

ProMutual	477,000	477,000	14,029	14,029

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

Putnam Asset Allocation Funds — Balanced Portfolio	980,000	980,000	28,823	28,823

Putnam Asset Allocation Funds — Conservative Portfolio	586,000	586,000	17,235	17,235

Putnam Convertible Income — Growth Trust	2,853,000	2,853,000	83,911	83,911

Putnam Convertible Opportunities and Income Trust	322,000	322,000	9,470	9,470

Putnam High Income Convertible and Bond Fund	1,594,000	1,594,000	46,882	46,882

Radian Group Inc.	2,200,000	2,200,000	64,705	64,705

RBC Capital Services Inc.	250,000	250,000	7,352	7,352

RGA — Reinsurance Trust	3,000,000	3,000,000	88,235	88,235

Roofers Local 96 Annuity Fund	250,000	250,000	7,352	7,352

Salomon Smith Barney Inc.(7)	22,455,000	22,455,000	660,441	660,441

San Diego City Retirement	1,280,000	1,280,000	37,646	37,646

San Diego County Convertible	2,752,000	2,752,000	80,941	80,941

Screen Actors Guild Convertible	695,000	695,000	20,441	20,441

SG Cowen Securities Corp	2,000,000	2,000,000	58,823	58,823

Sheet Metal Workers Local 10 Pension Fund	500,000	500,000	14,705	14,705
Sheet Metal Workers Local #533 Pension	500,000	500,000	14,705	14,705

Southern Farm Bureau Life Insurance Company	850,000	850,000	25,000	25,000

SPT	1,250,000	1,250,000	36,764	36,764

Standard Insurance Company	1,000,000	1,000,000	29,411	29,411

Sylvan IMA Ltd.	1,000,000	1,000,000	29,411	29,411

Teachers Insurance and Annuity Association	2,500,000	2,500,000	73,529	73,529

The Cockrell Foundation	100,000	100,000	2,941	2,941

The Fondren Foundation	100,000	100,000	2,941	2,941

TQA Master Fund	4,000,000	4,000,000	117,647	117,647

TQA Master Plus Fund	2,000,000	2,000,000	58,823	58,823

Transamerica Life Insurance and Annuities Company	10,000,000	10,000,000	294,117	294,117

TVPSF Franklin Strategic Income Securities Fund	100,000	100,000	2,941	2,941

Unifi, Inc. Profit Sharing Plan and Trust	215,000	215,000	6,323	6,323

United Food and Commercial Workers Local 1262 and Employees Pension Fund	1,500,000	1,500,000	44,117	44,117

University of Rochester	122,000	122,000	3,588	3,588

University of South Florida	425,000	425,000	12,500	12,500

University of South Florida Foundation	600,000	600,000	17,647	17,647

Van Kampen Harbor Fund	4,000,000	4,000,000	409,963 (8)	117,647

Vopak USA, Inc. Retirement Plan	430,00	430,000	12,647	12,647
Victory Convertible Securities Fund	800,000	800,000	23,529	23,529

Victory Invest Quality Bond Fund	100,000	100,000	2,941	2,941

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares		Common Shares
	Prior to the	of Notes	Owned Prior		Offered
Name	Offering	Offered Hereby	to the Offering(1)		Hereby(2)

Von Ernst Global Portfolio-Convertible Bond	120,000	120,000	3,529		3,529

Wake Forest University	1,209,000	1,209,000	35,558		35,558

Writers Guild Convertible	405,000	405,000	11,911		11,911

Wyoming State Treasurer	1,395,000	1,395,000	41,029		41,029

Zurich HFR Master Hedge Fund	150,000	150,000	4,411		4,411

Any other holder of notes or future transferees from any such holder(9)	3,950,000	3,950,000	116,248	(10)	116,248

Total	$325,000,000	$325,000,000	9,970,640		9,558,824

(1)	Comprises the Equity Office common shares owned by each selling holder prior to the offering, including the number of whole Equity Office common shares for which the notes held by the selling holder may be exchanged at the initial exchange rate of $34.00 per share. Fractional shares will not be issued upon exchange of the notes; rather, cash will be paid instead of fractional shares, if any. The exchange rate and the number of Equity Office common shares issuable upon exchange of the notes may be adjusted under specified circumstances, which are described in greater detail under “Description of the Notes—Exchange of Notes” beginning on page 8 of the accompanying prospectus. Accordingly, the number of Equity Office common shares issuable upon exchange of the notes may increase or decrease from time to time.

(2)	Assumes the entire aggregate principal amount of notes held by the selling holder is exchanged into Equity Office common shares at the initial exchange rate of $34.00 per share and the offering of those shares by the selling holder under this prospectus supplement and the accompanying prospectus. Fractional shares will not be issued upon exchange of the notes; rather, cash will be paid instead of fractional shares, if any. The exchange rate and the number of Equity Office common shares issuable upon exchange of the notes may be adjusted under specified circumstances, which are described in greater detail under “Description of the Notes—Exchange of Notes” beginning on page 8 of the accompanying prospectus. Accordingly, the number of Equity Office common shares issuable upon exchange of the notes may increase or decrease from time to time. The selling holders may offer and sell under this prospectus supplement and the accompanying prospectus their notes, the Equity Office common shares for which their notes may be exchanged or both.

(3)	2,968,424 common shares of beneficial interest of Equity Office are owned directly by separate entities under management by AEW Capital Management, L.P., which entities do not include AEW Targeted Securities Fund II, L.P. AEW Targeted Securities Fund II, L.P. disclaims beneficial ownership of these securities.

(4)	Goldman, Sachs & Co. and its affiliates have in the past provided Equity Office and its affiliates with investment banking services.

(5)	J.P. Morgan Securities Inc. and its affiliates have in the past provided Equity Office and its affiliates with investment banking and investment advisory services, including its advisory assignment and the delivery of a fairness opinion relating to the merger of Cornerstone Properties Inc. with and into Equity Office. In July 2001, J.P. Morgan Securities Inc. acted as joint book-running manager in the underwriting of $1,100,000,000 7.000% notes due July 15, 2011 and $300,000,000 7.875% notes due July 15, 2031. In June 2001, J.P. Morgan Securities Inc. served as joint bookrunner and joint arranger in arranging a $1.0 billion term loan facility for EOP Partnership. In November 2000, Chase Securities Inc., which merged into J.P. Morgan Securities Inc. in May 2001, acted as co-manager in the underwriting of $400,000,000 7 3/8% notes due 2003 and $600,000,000 7 3/4% notes due 2007. In December 2000, The Chase Manhattan Bank was the CMBS orginator and servicer on an $80,000,000 finacing for The Plaza at La Jolla Village located in southern California. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., served as sole lead arranger, bookrunner and co-syndication agent in arranging a $1.0 billion revolving credit facility for EOP Partnership and served as joint lead arranger, joint bookrunner and syndication agent for a $1.0 billion term loan for EOP Partnership. In March 2000, J.P. Morgan Securities Inc. acted as joint book-running manager in the underwriting of $500,000,000 7 1/2% notes due April 29, 2029. In addition, in July 1998, prior to Cornerstone’s merger with Equity Office, William Wilson & Associates was merged with and into Cornerstone and J.P. Morgan Securities, Inc. rendered a fairness opinion in that transaction.

(6)	Lehman Brothers Inc. and its affiliates have in the past provided Equity Office and its affiliates with investment banking and investment advisory services. In November 2000, Lehman Brothers acted as co-manager in the underwriting of $400,000,000 7 3/8% notes due 2003 and $600,000,000 7 3/4% notes due 2007. In August 2000, Lehman Brothers acted as joint book-running manager in the underwriting of $360,000,000 of 8.10% notes due August 1, 2010 and provided first mortgage financing of $440,000,000 to a joint venture, of which an affiliate of Equity Office owns an interest, that owns 1301 Avenue of the Americas. In March 2000, Lehman Brothers acted as co-manager in the underwriting of $500,000,000 8.375% notes due March 15, 2006. In August 1999, Lehman Brothers acted as co-manager in the underwriting of $200,000,000 7 1/2% notes due April 19, 2029.

(7)	Salomon Smith Barney Inc. and its affiliates have in the past provided Equity Office and its affiliates with investment banking and investment advisory services. Salomon Smith Barney was the initial purchaser of the notes and acted as co-manager in the underwriting of $360,000,000 of 8.10% notes due August 1, 2010 of EOP Partnership. In July 2001, Salomon Smith Barney acted as joint book-running manager in the underwriting of $1,100,000,000 7.000% notes due July 15, 2011 and $300,000,000 7.875% notes due July 15, 2031. In June 2001, Salomon Smith Barney served as joint bookrunner and joint arranger in arranging a $1.0 billion term loan facility for EOP Partnership. In March 2000, Salomon Smith Barney acted as co-manager in the underwriting of $500,000,000 7 1/2% notes due April 29, 2029. In January 1999, Salomon Smith Barney acted as co-manager in the underwriting of $200,000,000 6.375% notes due January 15, 2002, $300,000,000 6.5% notes due January 15, 2004, and $500,000,000 6.8% notes due January 15, 2009. In December 1998, Salomon Smith Barney acted as co-manager in the underwriting of 4,000,000 shares of 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of Equity Office.

(8)	Van Kampen Real Estate Securities Fund, an affiliate of Van Kampen Harbor Fund, owns 292,316 of these common shares.

(9)	Information concerning other selling holders of notes will be set forth in additional prospectus supplements from time to time, as required. No holder may offer notes under the accompanying prospectus until the holder is included as a selling holder in a prospectus supplement to the accompanying prospectus, as provided in the registration rights agreement relating to the notes.

(10)	Assumes that any other holders of notes or any future transferee of notes does not beneficially own any Equity Office common shares other than Equity Office common shares issuable upon exchange of the notes at the initial exchange rate of $34.00 per share.

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